Exhibit 99.12
Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment Agreement”) is made as of the 1st day of May, 2009, by and between TW MEDIA HOLDINGS LLC, a Delaware limited liability company (the “Assignor”), and TIME WARNER MEDIA HOLDINGS B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (the “Assignee”).
RECITALS:
     WHEREAS, Assignor and Assignee are parties to that certain Subscription Agreement, dated as of March 22, 2009 (the “Subscription Agreement”) and attached hereto as Exhibit A;
     WHEREAS, pursuant to Section 1.4 of the Subscription Agreement, the Assignor may assign its rights and obligations under the Subscription Agreement to Assignee subject to the terms and conditions contained therein; and
     WHEREAS, pursuant to the Subscription Agreement, Assignor desires to assign and Assignee desires to assume, under the terms and conditions set forth herein, the Assignor’s rights and obligations under the Subscription Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Assignment Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee agree as follows:
     1. Assignment of Subscription Agreement.
          Effective as of the date hereof, Assignor hereby sells, assigns, transfers, conveys and delivers unto Assignee, its successors and assigns, all right, title, interest and obligations of Assignor in, to and under the Subscription Agreement.
     2. Assumption of Subscription Agreement.
          Effective as of the date hereof, Assignee hereby assumes the Subscription Agreement, any and all covenants, agreements, terms, provisions, obligations and conditions of the Subscription Agreement on the part of Assignor to be performed or observed, directly or indirectly, from and after the execution and delivery of this Assignment Agreement.
     3. Liabilities.
          Notwithstanding the foregoing, Assignor shall be and remain jointly and severally liable for all of its own and Assignee’s obligations under the Subscription Agreement and under all documents and instruments to be executed and delivered by the Assignor or the Assignee pursuant thereto.
     4. Indemnity.
          (a) Assignor hereby agrees to indemnify and defend Assignee against, and to hold Assignee harmless from, any and all claims, liability, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred, sustained by or sought against Assignee from and after the date hereof in connection with any of the terms, agreements, covenants and conditions of the Subscription Agreement which, under the terms and conditions thereof, were to be paid, performed, discharged or observed by Assignor thereunder prior to the date hereof.
          (b) Assignee agrees to indemnify and defend Assignor against, and to hold Assignor harmless from, any and all claims, liability, damages, costs and expenses (including, without limitation, attorney’s fees and disbursements) incurred, sustained by or sought against Assignor from and after the date hereof in connection with any of the terms, covenants and conditions of the Subscription Agreement which were to be paid, performed, discharged or observed by the tenant thereunder, to the extent arising from and after the execution and delivery of this Assignment Agreement other than as set forth in the Subscription Agreement.
     5. No Third Party Beneficiaries.
          Nothing contained in this Assignment Agreement is intended by the parties to expand the rights and remedies of any third party against either party hereto as compared to the rights and remedies which such third party would have had against such party had the parties hereto not consummated this Assignment Agreement.
     6. Miscellaneous.
          (a) Definitions. Except as otherwise defined herein, all capitalized terms used in this Assignment Agreement shall have the meaning ascribed to them in the Subscription Agreement.
          (b) Successors and Assigns. This Assignment Agreement shall be binding upon, and inure to the benefit of, Assignor, Assignee and their respective successors and assigns.
          (c) Governing Law. This Assignment Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.
          (d) Entire Agreement. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition may be made to this Assignment Agreement except by written agreement executed by both parties hereto.
          (e) Counterparts. This Assignment Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. This Assignment Agreement, once executed by a party, may be delivered to the other party hereto by facsimile or electronic transmission of a copy of this Assignment Agreement bearing the signature of the party so delivering this Assignment Agreement.
          (f) Headings. The headings in this Assignment Agreement are for the purpose of reference only and shall not limit or otherwise affect the meaning hereof.

          (g) No Other Documents. Assignor and Assignee hereby represent and warrant that no other documents, instruments or agreements are necessary to effectuate the assignment contemplated hereunder.
[Signature Page Follows]

     IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment Agreement to be duly and properly executed under seal as of the date and year first above written.

ASSIGNOR: TW MEDIA HOLDINGS LLC
By:	/s/ Edward B. Ruggiero
	Name:	Edward B. Ruggiero
	Title:	Senior Vice President & Treasurer

ASSIGNEE: TIME WARNER MEDIA HOLDINGS B.V.
By:	/s/ Stephen N. Kapner
	Name:	Stephen N. Kapner
	Title:	Director

[Signature Page to TW Media and Designated Subscriber Assignment and Assumption Agreement]

Exhibit A
SUBSCRIPTION AGREEMENT